Exhibit 10(xix)

RENASANT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
AMENDMENT NO. 4

THIS AMENDMENT NO. 4 (the “Amendment”) is made and entered into by and between E. Robinson McGraw (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”), and is intended to amend that certain Executive Employment Agreement by and between Executive and the Company effective as of January 1, 2008, as amended effective April 25, 2017, as further amended effective August 19, 2019 and as further amended effective April 27, 2021 (as so amended, the “Employment Agreement”).

1.    Effectiveness and Construction. This Amendment shall be effective as of December 19, 2023 (the “Effective Date”). To the extent the terms of this Amendment and the Employment Agreement conflict, for periods from and after the Effective Date the terms of this Amendment shall control. In all other respects, the terms of the Employment Agreement are hereby ratified and confirmed and shall remain in full force and effect. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Employment Agreement.

2.    Extension of Employment Term. Executive’s Employment Term under the Employment Agreement is hereby extended through and until May 1, 2026, at which time the Employment Term shall renew for an additional two years unless either party shall give written notice to the other 90 days prior to May 1, 2026 that the term of Executive’s employment under the Employment Agreement shall not be extended, in which case the Employment Agreement shall expire on May 1, 2026. Nothing herein shall be construed to prohibit the Company or Renasant Bank (the “Bank”), as the case may be, from continuing to employ Executive after the expiration of the Employment Agreement as an “at will” employee or under other terms and conditions separately negotiated between the parties.

3.    Compensation and Benefits. The Company and Executive agree as follows, for periods from and after the Effective Date:

(a)    Executive’s Base Compensation shall be not less than his Base Compensation in effect immediately prior to the Effective Date and, accordingly, shall not be reduced except as provided in Section 2.1 of the Employment Agreement in connection with a reduction in pay uniformly applicable to all officers of the Company.

(b)    Executive shall receive an Incentive Bonus for the 2024 calendar year on the following terms and conditions: (i) the amount of the Incentive Bonus shall be based on a percentage of Executive’s Base Compensation at least equal to the percentage applicable to his Incentive Bonus for the 2023 calendar year, except for a reduction in such percentage uniformly applicable to all executives of the Company, and (ii) the amount of the Incentive Bonus paid to Executive upon completion of the applicable performance period shall be determined in accordance with Section 3.1f of the Employment Agreement, assuming Executive’s period of service during 2024 ended on May 1, 2024 or, if earlier, Executive’s actual Termination Date.

Executive shall not be eligible to receive an Incentive Bonus for the 2025 calendar year and thereafter.

(c)    Executive shall receive Long-Term Incentive awards on the following terms and conditions: (i) on the same date as other executives of the Company receive equity incentive awards under the Renasant Corporation 2020 Long Term Incentive Compensation Plan (the “LTIP”) that vest, or whose Performance Cycle (as defined in the LTIP) ends, on December 31, 2026, Executive shall receive a Long-Term Incentive award, in the form of shares of the Company’s $5.00 par value common stock and subject to service-based restrictions and otherwise on terms consistent with prior service-based restricted stock awards made by the Company to Executive, in an amount (in dollars) not less than the aggregate dollar value of Executive’s Long-Term Incentive award awarded in January 2023, except for any reduction in connection with a reduction in value of annual Long-Term Incentive awards uniformly applicable to all executives of the Company, which award shall vest in accordance with Section 3.1f of the Employment Agreement, assuming Executive’s actual period of service during 2024 ended on May 1, 2024, or, if earlier, Executive’s actual Termination Date; and (ii) beginning January 1, 2024, Executive shall receive Long-Term Incentives subject to service-based restrictions and all other terms of awards of Restricted Stock awarded to directors of the Company pursuant to Section 12 of the LTIP, such award to be made on the same date that directors receive their awards.

(d)    Except as specifically provided above, the payment or provision of Executive’s compensation, perquisites and other benefits as described in Section 2 of the Employment Agreement is hereby ratified and confirmed. Executive shall continue to participate in the retirement, health and insurance plans that may be sponsored and maintained by the Bank or the Company for their employees and executives, from time to time, it being agreed that his service under this Amendment shall constitute full-time employment for purposes thereof.

4.    Executive’s Covenants. Executive expressly acknowledges and agrees that those covenants set forth in Section 5 of the Employment Agreement shall continue in force and effect in accordance with their terms and, for avoidance of doubt, that his “Termination Date” thereunder shall be the date on which he ceases to be employed by the Company and the Bank, which may be concurrent with the Expiration Date or at a subsequent date thereafter.

THIS AMENDMENT was approved by the Board of Directors of the Company prior to the date hereof, to be effective as provided herein.

RENASANT CORPORATION: E. ROBINSON MCGRAW:

By: /s/ C. Mitchell Waycaster /s/ E. Robinson McGraw     C. Mitchell Waycaster, Chief Executive Officer
Date: December 19, 2023 Date: December 19, 2023
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